UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2015

Blue Earth, Inc.

 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702) 263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers

(A)  G. Robert Powell

Blue Earth, Inc. (“Blue Earth” or the “Company”) has appointed G. Robert Powell (“Powell”) Chief Executive Officer and a director of the Company commencing on September 1, 2015.  As previously announced on August 17, 2015, Johnny R. Thomas resigned as Chief Executive Officer and a director of the Company effective September 1, 2015, to devote his full time as Chief Executive Officer and a director of EnSite Power, Inc., a recently-formed Technology subsidiary of the Company.

Robert Powell has over 25 years of experience in the energy sector globally.  Prior to joining Blue Earth, Mr. Powell was with SunEdison, Inc. from July 2013 until March 2015, when he left to cofound Correlate, Inc.  SunEdison is the world’s largest renewable energy development company.  During his tenure at SunEdison, Mr. Powell served as President of North America and President of Asia Capital Markets.

Prior thereto, from November 2011 to May 2013, Mr. Powell was Senior Vice President and Chief Financial Officer of NRG Renew (formerly NRG Solar) and President of Solar Power Partners (“SPP”), which he sold to NRG.  Mr. Powell was with SPP from 2009 to November 2011 and served as SPP’s President and CEO. Prior to joining SPP, from September 2005 to February 2008, Mr. Powell was employed by Pacific Gas & Electric Company, the public operating subsidiary of PG&E Corporation, a Fortune 200 company providing gas and electric service to over five million customers in California, last serving as Chief Financial Officer.

Mr. Powell received a Bachelor of Science degree in Electrical Engineering (with honors) in 1988 from Georgia Institute of Technology and an MBA in Finance in 1990 from Georgia Institute of Technology.  From 1990 to 2002, Mr. Powell was employed, last as a partner, by Arthur Andersen LLP, then the largest of the Big 5 accounting firms.  From 2002 to 2005, Mr. Powell was a partner in PriceWaterhouseCoopers LLC’s national energy practice.

The Company entered into an Employment Agreement with Robert Powell commencing on September 1, 2015 (the “Commencement Date”) under which he will serve as Chief Executive Officer as an “at will” employee until terminated.  Mr. Powell was elected to the Company’s Board of Directors and will continue to serve as a member of the Board as long as he is re-elected by the Company’s stockholders.  Mr. Powell will be compensated at a base salary of $275,000 per annum.    In addition, upon the successful completion of the initial public offering of E2B Growth, Inc. (“YieldCo”), Mr. Powell shall receive an additional $125,000 base salary from YieldCo for a total Base Salary of $400,000 per annum.  The determination of whether to authorize a discretionary bonus and the timing and amount of such discretionary bonus, shall bae made by the Company’s Compensation Committee, at its sole discretion, without a specific target.

On January 1, 2016 Mr. Powell will receive a bonus of 50,000 restricted stock units (“RSUs”) consisting of 50,000 shares of the Company’s restricted Common Stock.  These are being issued in consideration of Mr. Powell’s forfeiture of severance from his prior employer which would otherwise end on December 31, 2015.  Mr. Powell was granted options to purchase an aggregate of 3,500,000 shares of Common Stock (the “Blue Earth Options”) including 400,000 options exercisable at $1.00 per share granted as Incentive Stock Options under the Company’s 2009 Equity Incentive Plan (the “Plan”), provided the $1.00 per share exercise price is equal to or greater than the closing stock price of the Company’s Common Stock on the Commencement Date.  The Blue Earth Options shall be evidenced by stock option agreements which will provide for the following:  options to purchase: 500,000 shares at $1.00 per share; 1,000,000 shares at $2.00 per share; 1,000,000 shares at $3.00 per share, and 1,000,000 shares at $4.00 per share; vesting shall occur over a four-year period commencing on the Commencement Date, in equal quarterly installments; exercisable on a cashless basis for ten (10) years, subject to earlier termination of employment.

Upon the Commencement Date, the Company granted Mr. Powell RSUs consisting of 500,000 shares of Blue Earth Common Stock.  The RSUs shall vest on the same four (4) year period as the Blue Earth Options and they shall vest simultaneously with each other.  Upon the date of Mr. Powell’s election as an officer of YieldCo, he shall be granted by the Board of Directors of YieldCo, options to purchase an aggregate of 1,000,000 shares of Class A Common Stock of YieldCo (the “YieldCo Options”), exercisable at prices increasing from the IPO price to 100% of the IPO Price.

In the event Mr. Powell’s employment is terminated by the Company without Cause (as defined), or if he resigns for Good Reason (as defined):  (i) Mr. Powell will be entitled to an amount equal to six (6) months’ base salary, unless he enters into an employment agreement with another company or will be reduced by 50% of any consulting income earned during the six-month period, and (ii) all vested RSUs, shares of Company Common Stock and/or vested options, warrants, or other equity grants by the Company and/or YieldCo shall remain vested and exercisable for the remainder of their respective terms.  If Mr. Powell is terminated for Cause, or resigns without Good Reason, he will only receive accrued salary, and all vested equity grants shall remain exercisable for 90 days following the date of termination.

Upon his termination of employment for any reason, Mr. Powell agreed to resign from the Board of Directors of the Company and any subsidiary.  Mr. Powell is subject to an non-compete and non-solicitation covenants for as long as he is employed by the Company and for any period of payment of severance to him, and for up to two years from termination solely to protect trade secrets.  Mr. Powell is subject to the clawback provisions of the Sarbanes-Oxley Act of 2002, as Chief Executive Officer, and agreed to any clawback of incentive based compensation as may be required by law or stock exchange listing requirements

(B)  Brett Woodard

As previously announced on August 17, 2015, Brett Woodard, Chief Financial Officer of Blue Earth, Inc., resigned as Chief Financial Officer effective October 1, 2015, as amended, although he will continue to work with Blue Earth Management through November 30, 2015, as a consultant, to facilitate a smooth transition.

The Company entered into a Voluntary Termination of Employment Agreement (the “Termination Agreement”) to terminate the Amended and Restated Employment Agreement with Brett Woodard dated as of April 21, 2014.  The effective date of the Termination Agreement was September 30, 2015, as amended, although Mr. Woodard retained the title and duties of Chief Financial Officer through September 30, 2015, as amended (the “Resignation Date”).  Mr. Woodard will serve as a consultant from October 1, 2015 through November 30, 2015, at his current salary through November 1, 2015, and will provide such consulting services as may reasonably be requested.

Mr. Woodard has currently vested 2,160,000 of the 3,060,000 shares originally acquired, of which 1,000,000 are “Vested and Non-Escrowed Shares” and the remaining 1,160,000 Shares are “Vested and Escrowed Shares”. The remaining 900,000 Shares are the “Unvested and Escrowed Shares”.  Under the Termination Agreement, the Company vested 225,000 of the Unvested and Escrowed Shares as stock compensation for the “Unpaid Executive’s Annual Salary” shares valued at $0.894 per share (which was the ten day average close price on August 3, 2015).  The net result of these adjustments resulted in the following categories of the Shares, which shall supersede all prior designations: i) 1,225,000 shares shall remain Vested and Non-Escrowed. ii) 1,160,000 shares shall be Vested and Escrowed and iii) 675,000 shares shall be forfeited and returned to the Company’s Treasury.

The Parties agreed and acknowledged that the 1,160,000 Vested and Escrowed Shares shall be released from escrow at the rate of 300,000 per project as defined in Mr. Woodard’s employment agreement, except that the first 150,000 shares shall be released in conjunction with the Sumter project upon the Sumter CHP plant recognizing any revenue for sales of all of (i) methane gas, (ii) hot water and (iii) electricity in any month.  The Parties agreed that the current Lock-up/Leak-Out Agreement shall remain in full force and effect.

The Termination Agreement provides for a one-year:  (i) non-compete with any Competitor (as defined) of the Company as determined on August 3, 2015; and (ii) non-solicitation of any employee who had been employed by the Company within ninety (90) days of his hiring by a Competitor.

(C)  Donald R. Kendall, Jr.

Donald R. Kendall, Jr., Chief Executive Officer of Blue Earth Capital, Inc., retains the same title and position; however, in view of the Company’s numerous other subsidiaries, is no longer deemed to be an executive officer for SEC reporting purposes.

Item 1.01

Entry Into a Material Definitive Agreement

See Item 5.02 for the terms and conditions of the following agreements which have been filed as exhibits to this Form 8-K and incorporated herein by reference:

•

Employment Agreement by and between Blue Earth, Inc. and G. Robert Powell.

•

Voluntary Termination of Employment Agreement by and between Blue Earth, Inc. and Brett Woodard, as amended.

Item 3.02

Unregistered Sale of Equity Securities

As described under Item 5.02 above, options to purchase an aggregate of 3,500,000 shares of common stock were issued pursuant to the above-described agreements to Robert Powell.  In addition, restricted stock units (RSUs) consisting of 500,000 restricted shares of Blue Earth common stock were granted to Robert Powell, subject to the vesting schedule set forth in Item 5.02 above.  There were no placement agents or underwriters involved and no sales commissions were paid.

The securities are issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01

Exhibits

(d)

Exhibits.  The following exhibits are filed with the current report on Form 8-K.

Exhibit No.	Description

10.1	Employment Agreement effective August 17, 2015 with a Commencement Date of September 1, 2015 by and between Blue Earth, Inc. and G. Robert Powell.

10.2	Voluntary Termination of Employment Agreement by and between Blue Earth, Inc. and Brett Woodard, as amended.

10.3	Amendment to Voluntary Termination of Employment Agreement by and between Blue Earth, Inc. and Brett Woodard.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2015	Blue Earth, Inc.

By: /s/ Robert Powell
Name: G. Robert Powell
Title: Chief Executive Officer